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                                                                    EXHIBIT G-19

THIS DOCUMENT IS A COPY OF THE SALOMON SMITH BARNEY INC. OPINION LETTER FILED ON SEPTEMBER 27, 2002 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


[SALOMON SMITH BARNEY LOGO]


August 6, 2002

Board of Directors
Reliant Energy, Incorporated
1111 Louisiana
Houston, Texas

Board of Directors
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas

Ladies and Gentlemen:

         We understand that Reliant Energy, Incorporated ("REI") and CenterPoint Energy, Inc. ("CenterPoint") have received an order dated July 5, 2002 from the Securities and Exchange Commission approving the Restructuring, as such term is defined in REI's and CenterPoint's Application/Declaration on Form U-1 under the Public Utility Holding Company Act of 1935 (the "Act") dated June 7th 2001, as amended (the "Application") and the registration of CenterPoint under the Act. You have requested our opinion, from a financial point of view, as to whether following the Distribution (as such term is defined in the Application), CenterPoint can reasonably expect to raise equity and debt capital in at least the amounts provided for in the Financing Plan 2002-2006, dated July 9, 2002 (the "Financing Plan") a copy of which has been provided to
us). References herein to the "Company" are to REI and CenterPoint, collectively.

         In arriving at our opinion, we examined certain publicly available business and financial information relating to the Company, including the Application, as well as certain financial forecasts and other information and data for the Company which were provided to us by the management of the Company, including among other things, the Financing Plan and the financial and other projections, forecasts and assumptions on which the Financing Plan is based. We have also held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the Restructuring, the Financing Plan and the businesses, operations and prospects of the Company.

         In arriving at our opinion, we considered the Financing Plan in relation to, among other things, current and historical market prices and trading volumes of the common stock and publicly-traded debt of the Company and the historical and projected earnings, cash flows, capitalization and financial condition of the Company. We also considered the Financing Plan in light of current and historical financial, debt and equity markets and other publicly available information relating to the businesses of certain other companies whose operations and financial condition we considered relevant, as well as our general experience in capital markets
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transactions. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management and auditors of the Company that they are not aware of any material facts that would make any of such information inaccurate or misleading. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company.

         In arriving at our opinion, we have assumed that the Distribution will be completed before the end of September 2002 in line with the Company's stated intentions and that the other transactions and regulatory actions contemplated by the Application and the Restructuring have been or will be consummated or taken in a timely fashion, in each case in accordance in all material respects with the Application and the Financing Plan. We have also assumed that all necessary governmental and regulatory approvals and consents of third parties for the Restructuring will be obtained on terms and conditions that will not have a material effect upon the Company. Similarly, we have assumed that the capitalization of the Company immediately following the Distribution will be as set forth in the information provided by the Company.

         With respect to the financial and other projections, forecasts and assumptions on which the Financing Plan is based (or which were otherwise provided to us or reviewed by or discussed with us), we have been advised by management of the Company that all such projections, forecasts and assumptions were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and other relevant matters and we have assumed that the Company will perform in accordance with such projections, forecasts and assumptions. In particular, we have relied on the assumptions contained in the Financing Plan as to the amount and timing of the Company's stranded cost recovery in 2004/5 and have assumed at your direction that the Company will not incur any material charges to equity related to pension fund assets and that the Company and its subsidiaries will maintain at least their current credit ratings during the time period covered by the Financing Plan. In arriving at our opinion we have relied on all, and express no view with respect to, any such projections, forecasts and assumptions.

         We were not asked to, and did not, advise the Company as to any element of the Restructuring or the Financing Plan nor were we requested to consider, and our opinion does not address, the relative merits of the Financing Plan or any specific element thereof as compared to any alternative business or financing strategy available to the Company. Our opinion necessarily is based upon information available to us and financial and market conditions and other circumstances and conditions that exist and can be evaluated and were disclosed to us as of the
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[SALOMON SMITH BARNEY LOGO]


date hereof. In view of the period of time covered by the Financing Plan, we note in particular that the Company's ability to raise equity and debt capital at any future point in time could be affected by a variety of factors, including changes in the financial condition of the Company, changes in regulations or the regulatory environment, changes in the industry in which the Company operates or then prevailing general market and economic conditions, and that our opinion assumes the absence of any impact from any of the foregoing or similar factors. Our opinion does not address the Company's ability to issue equity or debt capital under current market conditions or at any particular future point in time and addresses solely whether CenterPoint can reasonably expect to raise equity or debt capital in the amounts contemplated by the Financing Plan within the overall time period covered by the Financing Plan. We note that the timing within the overall period and the pricing of the Company's issuances of equity and debt securities will likely vary from that contemplated by the Financing Plan.

         Salomon Smith Barney Inc. was engaged by the Company to deliver this opinion and we have received a fee for delivering this opinion. We have in the past provided and are currently providing investment banking services to the Company unrelated to this opinion, for which services we have received and may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Reliant Resources, Inc. for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and its respective affiliates.

         Our opinion expressed herein is provided solely for the information of the Board of Directors of the Company and is not intended to confer rights upon any security holder or creditor of the Company or any person other than the Company. Our opinion is not intended to be and does not constitute a recommendation of the Restructuring or the Financing Plan (or any element thereof) to the Company or to anyone else. Our opinion may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public reference to Salomon Smith Barney Inc. be made, without our prior written consent, provided that a copy of this opinion may be filed with the Securities and Exchange Commission in a post-effective amendment as an exhibit to the Application.

         Based upon and subject to the foregoing, we are of the opinion that, from a financial point of view, as of the date hereof CenterPoint can reasonably expect to raise, following the Distribution, equity and debt capital in at least the amounts provided for in the Financing Plan.

                                                  Very truly yours,

                                                  /s/ Salomon Smith Barney Inc.
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                                                  SALOMON SMITH BARNEY INC.